Exhibit 21.0
UROPLASTY, INC. AND SUBSIDIARIES
Subsidiaries of the Company
The following are wholly owned subsidiaries of Uroplasty, Inc:
Uroplasty BV
Hofkamp 2
6161 DC Geleen
The Netherlands
Bioplasty BV
Hofkamp2
6161 DC Geleen
The Netherlands
Uroplasty, Ltd
Unit 3, Woodside Business Park
Whitley Wood Lane, Reading
Berkshire, RG2 8LW
United Kingdom